EXHIBIT 99.1

Sontra Medical Corporation Reports Second Quarter 2004

Financial Results and Product Update

FRANKLIN, Mass., August 17, 2004 — Sontra Medical Corporation (Nasdaq SC: SONT) announced today financial results for the second quarter and six months ended June 30, 2004. For the three months ended June 30, 2004, the net loss applicable to common stockholders was $1,407,000, or $.09 per share, as compared to $1,061,000, or $.11 per share, for the same period in 2003. For the six months ended June 30, 2004, the net loss applicable to common stockholders was $2,810,000, or $.19 per share, as compared to $2,012,000, or $.21 per share, for the same period in 2003.

“We continue to invest in the development of additional product applications for our SonoPrep ultrasonic skin permeation platform such as transdermal drug delivery, including vaccines and other pain drugs, and non- invasive continuous glucose monitoring, which address a combined market opportunity in excess of $8 billion,” Thomas W. Davison, PhD, chief executive officer of Sontra, commented. “We are eagerly awaiting marketing clearance from the FDA for SonoPrep and a procedure tray for use with topical lidocaine to achieve rapid skin anesthesia. In June, we hired Barry D. Marston, our new Vice President of Sales and Marketing, and we believe he will be instrumental in our efforts to successfully launch SonoPrep into the $100 million topical lidocaine market.”

Product Update

Transdermal Drug Delivery

The SonoPrep skin permeation technology increases skin permeability 100 fold compared to untreated skin, enabling the delivery of large molecule drugs and vaccines through the skin. SonoPrep can improve the delivery of currently approved transdermal drugs and make possible the transdermal delivery of large protein biopharmaceuticals that to date due to their large molecular sizes have not been delivered through the skin.

Topical Lidocaine

Sontra filed for a FDA 510(k) submission in March 2004 seeking FDA market clearance for the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid skin anesthesia. In June 2004, the Company filed additional information in support of the 510(k) submission. The 510(k) submission is supported by clinical data from three studies involving approximately 500 patients that demonstrated that rapid skin anesthesia with 4% lidocaine was achieved within five minutes following a skin pretreatment with SonoPrep.

Vaccine Delivery

Recently completed animal studies demonstrated that SonoPrep skin permeation technology facilitates the transdermal delivery of tetanus vaccine to invoke an immune response without the use of a toxin adjuvant. SonoPrep disrupts the stratum corneum and has the potential to precisely deliver vaccines to the viable epidermis to activate the Langerhan cells which invoke a powerful immune response. Sontra plans to conduct Phase I human studies later this year that will investigate the use of SonoPrep to deliver a flu vaccine through the skin.

Systemic Delivery of Pain Drugs

Sontra’s clinical studies with topical lidocaine demonstrate that SonoPrep can greatly accelerate the onset of action for currently approved transdermal drugs. Following up on these clinical studies, Sontra expects to build on its pain product portfolio to demonstrate that SonoPrep can enhance the delivery of systemic transdermal pain drugs. Sontra plans to initiate a Phase 1 human study later this year that will investigate the use of SonoPrep to accelerate the onset time of transdermal fentanyl which is a powerful opiate that requires up to an 18-hour period before effective analgesia is achieved and is frequently administered to patients with chronic cancer pain.

Non-Invasive Diagnostics-Continuous Glucose Monitoring

SonoPrep skin permeation technology increases transdermal molecular transport so that sufficient samples of analytes such as glucose can be continuously collected and measured. Our non-invasive glucose monitor is being developed to continuously measure glucose levels in diabetic patients and addresses the unmet need in the $5 billion home testing market for a truly continuous and non-invasive glucose monitor. Our glucose monitoring system consists of the SonoPrep skin permeation device and a glucose biosensor/patch placed over the permeated skin site that continuously measures the glucose as it flows into the sensor.

In July 2003 Sontra and the Bayer Health Care LLC Diagnostic Division executed a license agreement under which Sontra granted Bayer an exclusive worldwide right and license to the Company’s glucose monitoring technology. During 2003 Sontra completed a Phase 1 clinical study in ten diabetic patients. The study was conducted with the SonoPrep device and Sontra’s first glucose biosensors and meters. Over 5,000 data points per sensor were collected and analyzed per sensor. Data sets comparing blood glucose measurements to data collected from the Symphony biosensor had an 84(r=.84) correlation to glucose measurements. During 2004, the Company improved the design of the biosensor and expects to conduct a second study in diabetics in the fall of 2004.

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation is a leading developer of transdermal drug delivery and diagnostic products that combine Sontra’s SonoPrep ultrasound- mediated skin permeation technology with synergistic biosensor and transdermal drug delivery technologies. Products under development include: SonoPrep and a procedure tray for rapid (within five minutes) skin anesthesia; a continuous non-invasive glucose monitor developed in collaboration with Bayer Diagnostics and the use of SonoPrep for the transdermal delivery of vaccines and large molecule drugs.

SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected timing of the commercial availability of the SonoPrep device and procedure tray, the expected benefits and market opportunities of the SonoPrep device and technology, the expected size of the markets for the SonoPrep device and procedure tray, Sontra’s expected ability to commercialize additional products, and Sontra’s business and marketing strategies and product development plans. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward- looking statements: adverse results in product development, clinical trials and commercialization efforts; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; difficulties or delays associated with sources of topical lidocaine; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners to develop and commercialize products based on our work; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Quarterly Report on Form 10-QSB. Forward- looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward- looking statements made by us.

SONTRA MEDICAL CORPORATION

Consolidated Statements of Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Product revenues	$2,500	$—	$2,500	$—
Cost of product sales	801	—	801	—

Gross margin	1,699	—	1,699	—

Operating Expenses:
Research and development	662,617	432,496	1,338,524	973,848
General and administrative	566,202	631,792	1,093,696	1,050,225

Total operating expenses	1,228,819	1,064,288	2,432,220	2,024,073

Loss from operations	(1,227,120)	(1,064,288)	(2,430,521)	(2,024,073)

Interest income	17,528	3,031	31,757	12,137

Net loss	(1,209,592)	(1,061,257)	(2,398,764)	(2,011,936)
Accretion of dividend and beneficial conversion feature on Series A Convertible Preferred Stock	(197,539)	—	(410,973)	—

Net loss applicable to common shareholders	$(1,407,131)	$(1,061,257)	$(2,809,737)	$(2,011,936)

Net loss per common share, basic and diluted	$(0.09)	$(0.11)	$(0.19)	$(0.21)

Basis and diluted weighted average common shares outstanding	16,146,758	9,376,808	14,428,905	9,368,917

SONTRA MEDICAL CORPORATION

Consolidated Balance Sheets

	As of
	June 30, 2004	December 31, 2003
	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$5,672,818	$4,868,933
Accounts receivable	—	1,500,000
Prepaid expenses and other current assets	79,053	66,075

Total current assets	5,751,871	6,435,008

Property and Equipment, at cost
Computer equipment	186,637	171,272
Office and laboratory equipment	476,604	405,285
Furniture and fixtures	14,288	14,288
Manufacturing equipment	180,608	144,695
Leasehold improvements	174,698	166,289

	1,032,835	901,829
Less-Accumulated depreciation and amortization	(576,510)	(498,341)

Net property and equipment	456,325	403,488

Other Assets:
Restricted cash	48,746	48,746
Other assets	2,000	2,000

Total other assets	50,746	50,746

Total assets	$6,258,942	$6,889,242

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$137,518	$136,810
Accrued expenses	314,583	465,092

Total current liabilities	452,101	601,902

Commitments

Stockholders’ Equity
Series A Convertible Preferred Stock, $0.01 par value, authorized 7,000,000 shares, issued and outstanding 73,334 shares at June 30, 2004 and 6,495,000 shares at December 31, 2003 (preference in liquidation of $77,817)	77,817	6,628,842
Common stock, $0.01 par value, authorized 40,000,000 shares, issued and outstanding 18,012,683 shares at June 30, 2004 and 10,102,992 shares at December 31, 2003	180,127	101,030
Additional paid-in capital	26,320,633	17,952,721
Deferred stock-based compensation	(350,593)	(372,874)
Accumulated deficit	(20,421,143)	(18,022,379)

Total stockholders’ equity	5,806,841	6,287,340

Total liabilities and stockholders’ equity	$6,258,942	$6,889,242